Exhibit 99.1

Infrastructure Investments Fund Completes Acquisition of South Jersey Industries, Inc.

FOLSOM, NJ, and NEW YORK, February 1, 2023 – South Jersey Industries, Inc. (NYSE: SJI) (SJI) and the Infrastructure Investments Fund (IIF), a private investment vehicle focused on investing in critical infrastructure assets, announced that IIF’s acquisition of SJI is closing today.

“The completion of this transaction marks an exciting new chapter for SJI,” said Mike Renna, President and CEO, SJI. “We are excited to join forces with IIF and continue to support the environmental goals of our state and region through investing in sustainability and clean energy initiatives. Looking ahead, we will continue to leverage our talented workforce to build a better today and tomorrow.”

Andrew Gilbert, Investment Principal to IIF, said, “This transaction brings together SJI’s clean energy and decarbonization initiatives and IIF’s resources and expertise to continue modernizing and developing critical infrastructure while delivering safe, reliable, affordable, clean energy to SJI’s customers and communities.”

Stub Period Dividend

SJI also announced that its Board of Directors today declared a “stub period” dividend in an amount equal to $0.1499 per share of SJI common stock. The dividend amount reflects the most recent regular quarterly SJI common stock dividend rate of $0.3100 per share prorated for the 44 days from and including December 20, 2022, the day after the record date for the most recent regular quarterly SJI common stock dividend, and today. SJI’s last trading day on the NYSE was January 31, 2023.

The “stub period” dividend is payable to the holders of record of SJI common stock as of the close of business on January 31, 2023 and is payable today, February 1, 2023. Shareholders as of today will also be entitled to receive merger consideration of $36.00 per share in cash.

About SJI

SJI is an energy infrastructure holding company based in Folsom, NJ, that delivers energy services to customers through two primary subsidiaries: SJI Utilities (SJIU) and SJI Energy Enterprises (SJIEE). SJIU houses the company’s regulated natural gas utility operations, delivering safe, reliable and affordable natural gas to more than 700,000 residential, commercial and industrial customers across New Jersey via its South Jersey Gas and Elizabethtown Gas subsidiaries. SJIEE houses the company’s non-utility operations primarily focused on clean energy development and decarbonization via renewable energy production and energy management activities.

Media Contact:
Dominick DiRocco
(732) 239-4462
ddirocco@sjindustries.com

Investor Contact:
Dan Fidell
(609) 561-9000 ext. 7027
dfidell@sjindustries.com